UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2013

BAZAARVOICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35433	20-2908277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(Address of principal executive offices, including zip code)

(512) 551-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On November 20, 2013, Bazaarvoice, Inc. (the “Company”) issued a press release reporting its results of operations for the fiscal quarter ended October 31, 2013. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Succession and Transition Plan; Appointment of Director and Chief Executive Officer

On November 19, 2013, the Company’s board of directors approved a succession and transition plan pursuant to which Stephen R. Collins will resign as the Company’s Chief Executive Officer and as a member of the board of directors, in each case effective as of January 31, 2014. Pursuant to the succession and transition plan, Gene Austin, the Company’s President, will become the Company’s Chief Executive Officer upon the effectiveness of Mr. Collins’s resignation. In addition, effective as of November 19, 2013 Mr. Austin was appointed to the board of directors.

Mr. Austin, age 55, has served as our President since April 30, 2013. Prior to joining us, Mr. Austin served as the President and Chief Executive Officer at Convio, Inc., a leading provider of on-demand constituent engagement solutions, until Convio’s acquisition by Blackbaud, Inc. in May 2012. Mr. Austin served as the Chief Executive Officer and as a member of the Board of Directors of Convio beginning in July 2003 and as President of Convio beginning in February 2008. From July 2001 to March 2003, Mr. Austin served as Vice President and General Manager of the Enterprise Data Management unit of BMC Software, Inc., a provider of enterprise management solutions. From 1999 to 2001, Mr. Austin served as Vice President and General Manager of Internet Server Products at Dell, Inc., a computer manufacturer. From 1996 to 1999, Mr. Austin served as Senior Vice President of Sales and Marketing at CareerBuilder, Inc., a software as a service company focused on internet based recruiting. Mr. Austin holds a B.S. in Engineering Management from Southern Methodist University in Dallas and an M.B.A. from the Olin School of Business at Washington University in St. Louis.

The Company and Mr. Austin have not yet determined the compensation arrangements pertaining to his services as the Company’s Chief Executive Officer. In addition, the Company and Mr. Austin have not yet determined on which committees of the Company’s Board of Directors, if any, Mr. Austin will initially serve.

There are no family relationships between Mr. Austin and any director or executive officer of the Company, and Mr. Austin has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Austin was appointed as a Class II director.

Consulting Agreement with Stephen R. Collins

In connection with the succession and transition plan, it Mr. Collins has entered into a consulting agreement with the Company for a one year period beginning January 31, 2014 and ending January 31, 2015. During the first nine months of the consulting agreement, the Company will pay Mr. Collins $30,000 per month. All outstanding equity awards held by Mr. Collins shall cease to vest on January 31, 2014 in connection with his resignation but any vested stock options held by Mr. Collins at that time shall remain exercisable until three months following the termination of the consulting agreement.

Item 7.01	Regulation FD Disclosure.

On November 20, 2013, the Company issued press releases regarding its results of operations for the fiscal quarter ended October 31, 2013 and the Company’s board of directors’ approval of a succession and transition plan. Copies of these press releases are furnished herewith as Exhibits 99.1 and 99.2. In addition, on November 20, 2012, the Company will hold a conference call relating to its results of operations for the fiscal quarter ended October 31, 2013.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Bazaarvoice, Inc. Press Release dated November 20, 2013.

99.2	Bazaarvoice, Inc. Press Release dated November 20, 2013.

The information furnished in this Current Report under Item 2.02, Item 7.01, Exhibit 99.1 and Exhibit 99.2 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities of Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAZAARVOICE, INC.

By:	/s/ Bryan C. Barksdale
Bryan C. Barksdale General Counsel and Secretary

Date: November 20, 2013